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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:           3235-014
                                                  Expires:    September 30, 1998
                                                  Estimated average burden
                                                  hours per response ......  0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print of Type Responses)
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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Pitteloud  Dominique  Bernard             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)                 8x8, Inc. (EGHT)                 (Month/Day/Year)
     (Last)     (First)     (Middle)            May 24, 1999             ----------------------------------
 2445 Mission College Blvd.                ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group (Check
 Santa Clara  California  95054               Person (Voluntary)               Director          10% Owner      Applicable Line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------    X   Officer           Other       -----  the Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                               Vice President                -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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   Common Stock                                  303,200                           D
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*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.          SEC 1473 (Over)
                                                                                                                              (7/96)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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  Stock Option to purchase
  Common Stock                   (1)     May 24, 2009    Common Stock     75,000       $5.44            D
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Explanation of Responses:

(1) Twenty-five percent of the shares subject to the option vest on the one year anniversary of the date of grant (May 24, 1999), and 1/48th of the shares subject to the option vest on each month after the one-year anniversary of the date of grant.

                                                                                  /s/ DOMINIQUE PITTELOUD           5/26/99
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.                                       SEC 1473 Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                                      (7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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